Exhibit (a)(2)


                            KELMOORE STRATEGIC TRUST
                                  (THE "TRUST")

   AMENDMENT DATED FEBRUARY 7, 2006 TO THE AGREEMENT AND DECLARATION OF TRUST

         The first paragraph of Article V, Section 1 of the Trust's Agreement and Declaration of Trust is amended to read as follows (additions are underscored):

         The Trust shall consist of one or more Series. Without limiting the authority of the Trustees to establish and designate any further Series, the Trustees hereby establish four Series which shall be designated as the Kelmoore Strategy(R) Fund, the Kelmoore Strategy(R) Eagle Fund, the Kelmoore Strategy(R) Liberty Fund and the Kelmoore Strategy(R) Capitol Fund. Each additional Series shall be established and is effective upon the adoption of a resolution of a majority of the Trustees or any alternative date specified in such resolution. The Trustees shall designate the relative rights and preferences of the Shares of each Series. The Trustees may divide the Shares of any Series into Classes. Without limiting the authority of the Trustees to establish and designate any further Classes, the Trustees hereby establish, with respect to the Kelmoore Strategy(R) Fund, the Kelmoore Strategy(R) Eagle Fund, the Kelmoore Strategy(R) Liberty Fund and the Kelmoore Strategy(R) Capitol Fund, each two Classes of Shares which shall be designated Class A and Class C respectively. The Classes of Shares of the Series herein established and designated and any Shares of any further Series and Classes that may from time to time be established and designated by the Trustees shall be established and designated, and the variations in the relative rights and preferences as between the different Series or Classes shall be fixed and determined, by the Trustees; provided, that all Shares shall be identical except for such variations as shall be fixed and determined between different Series or Classes by the Trustees in establishing and designating such Series or Class. Such designation of Series or Classes may be directly set forth by resolution or may be made by a resolution referring to, or authorizing or approving of, another document that sets forth such relative rights and preferences of such Series (or Class) including, without limitation, any registration statement, prospectus or statement of additional information of the Trust, or as otherwise provided in such resolution.

                                                        /s/ Matthew Kelmon
                                                        ------------------------
                                                        Matthew Kelmon
                                                        President
Date:    February 7, 2006